                                                                                               EXHIBIT 99.2

                                                                                EXHIBIT NO. ______ (WSW-1T)
                                                                               REVISED:   November 27, 2001
                                                                               ----------------------------
                                                                                      DOCKET NOs. UE-011569
                                                                                                  UE-011570
                                                                                                  UG-011571

                                                                                         2001 PSE RATE CASE
                                                                                 WITNESS: WILLIAM S. WEAVER

                                                BEFORE THE
                            WASHINGTON UTILITIES AND TRANSPORTATION COMMISSION

                                         WASHINGTON UTILITIES AND
                                        TRANSPORTATION COMMISSION,

                                                                  Complainant,

                                                    v.

                                         PUGET SOUND ENERGY, INC.

                                                                  Respondent.

                              REVISED DIRECT TESTIMONY OF WILLIAM S. WEAVER
                                  ON BEHALF OF PUGET SOUND ENERGY, INC.

                                            NOVEMBER 27, 2001

                                         PUGET SOUND ENERGY, INC.

                                  DIRECT TESTIMONY OF WILLIAM S. WEAVER

                                             I. INTRODUCTION

Q:       Please state your name, business address and your position with Puget Sound Energy, Inc.
A:       My name is William S. Weaver.  My business address is 411 - 108th Avenue N.E., Bellevue, WA
         98009-9734.  I am currently Chairman, President and Chief Executive Officer of Puget Energy,
         Inc., and its utility subsidiary, Puget Sound Energy, Inc. ("PSE" or the "Company").

Q:       Please summarize your educational and business background.
A:       I received an A.B. degree from Hamilton College in 1965 and a J. D. degree from the University of Michigan law school in 1968.  Following graduation from law school in 1968, I became a member of the Washington State Bar and joined the Seattle law firm of Perkins Coie.  I engaged in the general practice of law with that firm, first as an associate and then as a partner.  I opened the Bellevue office of Perkins Coie in 1983 as its managing partner.  My law practice focused on regulated industries.  I served as a chief counsel to Puget Sound Power & Light
         Company from 1980 to 1991 while a partner with my law firm.  In 1991, I left private practice and joined Puget Sound Power & Light Company as Executive Vice President and Chief Financial
         Officer, a position I held until 1997 when Puget Sound Power & Light Company merged with
         Washington Energy Company.  During the first operating year of the merged company, I held the titles of Vice Chairman and President and Chief Operating Officer.  On January 1, 1998, I
         became PSE's President and Chief Executive and later became President and Chief Executive of
         Puget Energy, Inc., PSE's parent company, when that company was formed.  On July 17, 2001, I became Chairman of the Board of both companies as well.

Q:       What are your responsibilities as the Chairman, President and Chief Executive Officer of Puget
         Sound Energy, Inc. and Puget Energy, Inc.?
A:       I have overall management responsibility for both companies.

                                 II. PURPOSE AND CONCLUSIONS OF TESTIMONY

Q:       What is the purpose of your testimony?
A:       My testimony will introduce the Company's November 2001 general rate increase request.  This request is the Company's first for both electric and gas in many years.  My testimony addresses the nature of the Company's request and why the Company is making this filing at this time.

Q:       What are the primary conclusions to be drawn from your testimony?
A:       The Company's current gas and electric rates fall far short of covering the Company's current costs of service, including the cost of capital.  This situation will continue to deteriorate, denying the Company the ability to rebuild itself financially, until sufficient rate relief is granted.  The Company needs a rate increase in order to provide service in accordance with rates that are just, fair, reasonable and sufficient.
                  PSE is dedicated to being the "best distribution company" anywhere.  This has been our focus since the merger, and it continues to be our focus.  PSE is achieving this objective with initiatives that have enhanced customer service and improved the reliability of the service PSE provides to customers.  PSE has done so while making significant reductions in the costs of providing such service.  However, to continue to provide these benefits for customers, PSE must have adequate financial strength.  Such strength requires timely recovery of costs and includes rate mechanisms that protect the Company from financial harm it faces, on a daily basis, from the wholesale energy markets.  It means achieving returns adequate to restore investor confidence and to strengthen the capital structure, and to access the capital markets as an "A"
         rated utility.  These are the elements PSE needs to rebuild its financial condition and to enable it to continue to give its customers the highest quality service at the lowest price.

                                       III. REQUEST FOR RATE RELIEF

Q:       What is the level of rate relief requested by the Company in this proceeding?
A:       For its electric operations, the requested relief is an overall increase of $228 million or
         16.5% (exclusive of the current BPA residential exchange benefit and the BPA residential exchange benefit that will be effective on October 1, 2002).  For gas operations, the requested relief is $85.9 million, or 14.5%, absent PGA adjustments.  A request for an expedited interim electric rate increase will be filed shortly following this request for a general rate increase.

Q:       How has the Company managed to survive with rate levels that were set years ago?
A:       PSE's ability to extract the cost savings potential of the 1997 merger has been critical to the
         Company's ability to sustain the financial results it achieved during the term of the rate stability plan.  PSE achieved these savings while at the same time improving the quality of service it was providing to its customers.  However, recent volatility in the wholesale energy markets, along with other uncontrollable costs such as taxes and a higher cost of money, has overshadowed the cost savings extracted from our combined gas and electric distribution system operations.

Q:       How have the interests of customers and investors been served during the term of the rate stability period?
A:       Customers have benefited by PSE initiatives to lower costs and increase the quality of service.  Our customers also benefited from the Company's ability, from time to time, to sell surplus power into wholesale markets, partially offsetting the Company's under-recovery of power costs.  However, the interests of investors have not fared so well.  Investors have, on average over the rate stability period, suffered because of the Company's inability to earn its authorized rate of return.  This is demonstrated by a review of the Company's Commission Basis
         Reports, which show the following:

                                                       ROR Authorized
       Year End             ROR Achieved         (Combined gas & electric)
----------------------- --------------------- ---------------------------------
        12/97                  7.84%                       8.99%
        12/98                  9.02%                       8.99%
        12/99                  8.22%                       8.99%
        12/00                  9.63%                       8.99%
     12/01 (est.)              2.17%                       8.99%
   (4 years average            8.68%                       8.99%
   through 12/00 -
       actual)
   (5 year average             7.38%                       8.99%
    through 12/01
      -estimate)

         Moreover, in recent months, the Company's inability to recover its power costs continues to devastate earnings and erode investors' equity in the Company.  Efforts to obtain regulatory relief have yet to compensate investors for this loss of value.

Q:       What are some of the significant factors that have increased the Company's costs of service?
A:       For electric service, power costs are the primary factor.  Referring to filed Commission Basis
         Reports, average net power costs are 44.2% higher for the year ending June 30, 2001, compared to the rates that were put into effect in 1997 per the merger order.  For much of this five-year period, the Company was able to sell some surplus power into the market to offset its power costs, thereby affording its customers some insulation from the extremes of market volatility.  However, in June 2001, FERC capped the price of power on the wholesale power markets, and these prices subsequently fell well below the price cap established by FERC.
         Thus, wholesale energy market volatility and price levels resulted in a significant overall increase in PSE's power costs, and the current wholesale energy market prices do not allow PSE to offset these costs through surplus sales.  As it stands today, PSE is under-recovering its power costs in the amount of approximately $625,000 per day (and such under-recovery is not balanced off by cost savings in other areas or by increased revenues).  The quantification of the Company's unrecovered power supply costs is presented in Exhibit WAG-9.
                For gas operations, an important factor driving the need for rate relief is the growth in rate base, which is not surprising for a gas utility which has seen annual growth in customers averaging over 3.5%.
                  Additionally, the higher cost of money is also contributing significantly to this under-recovery for both gas and electric operations--29% of the Company's requested increase is associated with the higher cost of money.  The Company is also impacted by taxes (other than federal income taxes).  The average costs of these taxes have increased 20% on the gas business, comparing the year ending June 30, 2001, with the year ending December 31, 1994.  The average cost of taxes other than federal income taxes for electric operations increased by 13%
         for the year ending June 30, 2001, compared to the rates that were put into effect in 1997.
                  The low costs of operating our distribution system that management has achieved during the term of the rate stability plan has led to significant savings, but these savings have not been sufficient to make up for increased costs in areas that are beyond PSE's ability to control.

Q:       Have PSE's rates kept pace with the rate of inflation?
A:       No, PSE's rates to its customers have not increased with the level of general inflation.
         Comparing the Consumer Price Index (based on All Urban Consumers) from October of 1996 to
         October of 2001, consumer prices have increased approximately 12.3%.  Over that same time period, the monthly bill paid by a typical residential electric customer has only increased by
         3.7%--less than one-third the rate of inflation.  Over that same period, the overall gas rates
         (net of PGA adjustments) decreased.

Q:       Have other major utilities in the area increased their electric rates over the same time period?
A:       Yes.  Other utilities in the area have increased their electric rates substantially over PSE's rate stability period.  The table below highlights how other major utilities in the Puget Sound area have increased their rates in the last year alone.

                Utility                  Percent Increase       Effective Date
-----------------------------------------------------------------------------------
Seattle City Light 1st Hike                      9.9%            Jan. 1, 2001
Seattle City Light 2nd Hike                       18%           March 1, 2001
Seattle City Light  3rd Hike                     9.3%            July 1, 2001
Seattle City Light 4th Hike                     10.5%            Oct. 1, 2001
-----------------------------------------------------------------------------------
Tacoma Power Hike                                 33%            Oct. 1, 2001
-----------------------------------------------------------------------------------
Snohomish Co. PUD 1st Hike                        33%            Jan. 1, 2001
Snohomish Co. PUD 2nd Hike                        18%            Oct. 1, 2001
-----------------------------------------------------------------------------------

Q:       If the requested rate relief is granted, how will PSE's electric rate increase compare to increases at other utilities in the region?
A:       PSE's requested 16.5% overall increase, discussed above, has a comparatively modest impact on customers in relation to the increases of these other regional utilities.

                                       IV. PROPOSED RATE STRUCTURES

Q:       Generally, what rate structure is PSE proposing for its gas and electric customers in this proceeding?
A:       PSE is proposing retail rate structures and choices that are very similar for its gas and electric customers.  These proposed rates achieve timely recovery of energy costs and incorporate dynamic pricing as a means of keeping energy costs lower for our customers and for the region as a whole.  When customers are able to make informed consumption decisions, energy costs are reduced.  These rate proposals include options for customers.  The Company is proposing that customers be allowed to choose between a "tracked" rate, which would reflect the short-term variations in the Company's energy costs, and a "hedged" rate, which would provide a known rate for the commodity component of their service over the period of the hedge.

Q:       Does PSE wish to expand its Personal Energy Management ("PEM") program beyond the time-of-day pilot?
A:       Yes.  The restructuring of the electric wholesale market has created a new environment for utilities and their customers.  The traditional model of flat rates does not provide price signals to consumers that would encourage them to reduce usage when rates are high.  The lack of consumer response to electricity prices impedes the development of a functioning wholesale electricity market and tends to drive prices higher rather than lower, particularly with respect to peak prices.  Implementation of technologies and rate structures that provide price signals to customers will be an important means of addressing such issues.
                  Expansion of the PEM program to provide real time pricing broadly across PSE's customer base will provide such price signals to customers.  The real time pricing element of this program will apply to all customers with the necessary metering equipment and implementation capability.  PEM real time pricing would provide customers with two options:
         (1) a daily variable rate option that fluctuates based on market prices and other variable power costs, which will be implemented through a power cost adjuster and subsequently trued-up so there is no over or under recovery of these elements of the Company's energy costs that are subject to the adjuster; or (2) a fixed rate option, under which rates will not vary from day-to-day during the year but will be adjusted annually and will include the cost of locking in the price in advance.  This allows for rates that more accurately reflect the Company's costs.  Over the long run, the real time pricing program will provide significant benefits, as described in the testimony of Penny Gullekson, Dr. Eric Hirst and Dr. Peter Fox-Penner.

Q:       Under PSE's proposal, would all customers have available real time pricing?
A:       Yes, eventually.  All customers whose meters have the Automated Meter Reading technology that provides the necessary level of data transmission capability will be on PEM real time pricing.
         This type of rate design most accurately matches energy costs (which vary throughout the day and from day-to-day) to individual, measured, customer usage patterns.  The remaining customers will transition to the PEM real time pricing within the next few years as the technology is installed.

Q:       What are some of the public policy attributes of the rate structure?
A:       The Company's proposed rate structure advances many public policy objectives, as stated in the testimony of Dr. Peter Fox-Penner.  Time-varying electric prices, such as PSE's, are highly beneficial to most customers who have them and to the market place as a whole.  Dynamic pricing encourages reduced consumption during peak periods when power is most costly, when the grid is under its greatest strain, and often when environmental costs are highest.  Importantly, dynamic pricing programs reduce volatility and price spikes in wholesale power markets.  They use the inherent power of economic incentives to reduce costs, conserve resources, reduce wholesale price spikes, reduce the potential exercise of market power, increase reliability, and provide environmental benefits.

Q:       Has the WUTC previously addressed the appropriateness of timely recovery of power and gas costs?
A:       Yes.   Utilities like PSE must have mechanisms to timely recover power costs.  If they do not, they become financially unstable, with higher capital costs commensurate with the risk of financial instability, and customers pay more and get less.  As noted above, all customers on
         PEM real time pricing will have two options:  a daily variable option that fluctuates based on market prices, and a fixed rate option, which will be adjusted annually and include the cost of locking the price in advance.  The variable options will be provided with a purchased gas adjustment ("PGA") mechanism for gas customers, and a daily power cost adjustment ("PCA")
         mechanism for electric customers.  A PGA is a long-established mechanism to address this risk for gas customers.  A PCA is also a long-established mechanism to address this risk for electric customers.  Historically, Puget Sound Power & Light Company ("PSP&L") had PCAs (ECAC
         and PRAM) and PGAs.  Similarly, Washington Natural Gas ("WNG") had PGAs prior to the merger with PSP&L.
                  PSE seeks to carry forward the PGA for its gas customers and to reestablish a PCA for its electric customers.  A PCA is appropriate where:  (i) the cost being recovered is attributable to an event beyond the utility's control (a "force majeure" event, typically weather-related risks); (ii) the mechanism is a short-run accounting procedure that reflects changes in short-run costs affected by the "force majeure" event; and (iii) the customer receives a benefit of a capital cost reduction.
                  In this instance, all three criteria are met.  First, the costs, which will be recovered through the proposed trackers, are beyond PSE's control.  There is a weather-related component to the costs PSE seeks to recover through the PCA, and the volatility of the restructured wholesale energy supply markets is itself weather-related and generally is beyond the control of utilities like PSE.  In the new environment of restructured wholesale energy markets and the rapid and significant swings in power costs faced by utilities in the West, a
         PCA is essential.  PSE must face these markets every day.  The markets can change rapidly and dramatically.
                  The PCA proposed in this proceeding adjusts monthly, and the procedure established accounts for short-run costs attributable to events beyond the utility's control.  Finally, as addressed in the testimony of Dr. Hadaway and Howard Hiller, the PCA will reduce the cost of capital for customers.

                                       V. FINANCIAL CONSIDERATIONS

Q:       What changes have occurred in Western wholesale power markets since the Company's last general rate filing?
A:       Today's markets bear little resemblance to those that existed just a few years ago.  Based on
         FERC orders implementing the provisions of NEPA-92 and its Order 888, FERC has allowed entities under its jurisdiction to sell power at competitive wholesale market rates, thus effectively scrapping the decades-long cost-based regulation of wholesale electric markets.  Since then, prices have been very volatile and have appeared at times to be disconnected from market fundamentals.

Q:       What has been the impact of this new market environment on the Company's power cost variability?
A:       PSE's exposure to power supply risk going forward is substantial:  annual net power costs for the rate year may vary by as much as $243 million.  PSE's heightened exposure is the result of:

         (i)      its dependence on regional hydro conditions,
         (ii)     the increase in the volatility of western region power prices;
         (iii)    the deterioration in supply/demand conditions in the West precipitated by limited growth in capacity; and
         (iv)     the uncertain ongoing administrative structure of the western power markets as highlighted by the FERC price caps imposed in 2001.

Q:       What circumstances affected the Company's power costs that are not reflected in test year power costs?
A:       The power costs for the test year (July 2000 through June 2001) rates are developed on a projected, normalized basis--reflecting projected, normalized power costs for the period
         October 2002 through September 2003 (the rate year).  The effects of the extraordinary circumstances experienced prior to the rate year are not reflected in the power costs used in setting rates.

Q:       Please describe these extraordinary circumstances and their effect on power costs.
A:       These extraordinary circumstances occurred during the period of about May 2000 through July
         2001 and included the following:

         (i)      Market power prices rose (and power supply availability in the region tightened)
                  dramatically.  Natural gas market prices rose as well, but the increases were not as drastic as the increases in spot market power prices.
         (ii)     Subsequently during this period, market power prices collapsed even more dramatically.  Natural gas market prices also declined.
         (iii)    Market power prices experienced unprecedented volatility.
         (iv)     Hydroelectric generating conditions in the region were the second worst on record.

The cumulative effect of these extraordinary circumstances has been to undermine the
         Company's ability to offset escalating basic power supply costs with margins from off-system market power sales.  The Company's basic power supply costs have been and are increasing substantially (notwithstanding the recent drop in wholesale spot market power prices).
                  More fundamentally, because spot market power prices generally far exceeded the variable operating cost of PSE's natural gas-fired generators during the period mid-2000 to mid-2001, the Company was able to economically operate its simple cycle combustion turbines.
         These turbines could generate electricity at a cost far below the then prevailing market price.  During the mid-2000 to mid-2001 period, the Company's simple cycle combustion turbines operated at a high capacity factor and helped offset the escalation in the Company's basic power supply costs during a time when a number of other utilities were forced to seek substantial rate increases.
                  Faced with extraordinary volatility and high prices in the wholesale market in the mid-2000 to mid-2001 time frame, the Company also secured fixed price commitments for natural gas supply for the generation the Company needed to have available for its retail loads.
                  The ability of the Company to use its simple cycle combustion turbines during the mid-2000 to mid-2001 period to offset escalating base power supply costs was particularly important in light of the merger rate stability plan.  The volatility and level of wholesale market prices during that period far exceeded the historic volatility that had been experienced prior to the Company's merger order in 1997.
                  The Company's ability to use surplus sales to offset the escalation of the Company's basic power supply costs unexpectedly changed when wholesale power market prices experienced an extraordinary decline in the summer of 2001.  These events are affecting the Company's power costs to the point where the Company is currently under-recovering its power costs by an average $625,000 per day over the 13-month period of September 2001 through September 2002.

Q:       Has the inability of the Company to fully recover its costs in a timely manner impacted the
         Company's financial well-being?
A:       Yes.  The Company needs to access the capital markets on a daily basis.  PSE incurs construction and operating costs necessary to provide safe and reliable service to its customers.  These costs are presented for the test year in the testimony of Karl R. Karzmar.
                  However, the Company's ongoing access to capital has been jeopardized and the cost of available capital is excessive.  This is due to significant underearning by the Company because of excess power costs (i.e., an under-recovery of approximately $625,000 per day) and the lack of a mechanism to timely recover these costs.  As discussed in the testimony of William A.
         Gaines, extraordinary circumstances attributable to volatility in the wholesale energy supply markets have caused the Company's power costs to significantly increase.  These costs fall outside of the test year and, therefore, are not captured in the power costs included in the revenue requirement presented in this case.
                  The Company projects a shortfall in power cost recovery of $247 million between
         September 1, 2001 and the beginning of the rate year.  As a result, PSE's ability to access needed capital is in a rapidly deteriorating condition, and the cost of available capital is excessive.  This under-recovery is producing declining financial results that fall significantly further below PSE's authorized rate of return.

Q:       How does this harm customers?
A:       Customers bear the costs of accessing capital markets.  These costs will continue to be excessive until regulatory action is taken and until the Company succeeds in rebuilding its deteriorating financial health.

Q:       Has this harmed equity investors?
A:       Yes.  As noted above, the Company's inability to recover its power costs has rapidly eroded earnings and the market and book value of the Company's equity.  This degradation of the investors' stake the Company, due to lack of sufficient rates, is confiscatory.

Q:       What does it mean, generally, to be able to access capital markets on "reasonable terms"?
A:       "Reasonable terms" means a cost of debt that is consistent with an investment-grade credit rating, without a penalty premium attributable to an unacceptable risk profile.  Additionally,
         "reasonable terms" means that the Company must be able to maintain an appropriate level of earnings and to raise equity capital at a stock price that is not artificially depressed by the current inability to fully recover costs and uncertainty as to future cost recovery.  The
         Company needs to reestablish and maintain financial underpinnings that support an "A" bond rating.  This, among other factors, will allow the Company to raise debt capital at investment grade costs under most market conditions.  It will also provide a financial structure that will restore equity capital, and allow the Company to reduce debt and rebuild a capital structure that comports with safety and economy.

Q:       How can the Company's ability to access capital markets on reasonable terms be reestablished?
A:       The Company needs adequate revenues to rebuild and maintain the financial structure that supports an "A" bond rating.  An "A" rating provides an optimal balance of cost (economy) and risk (safety), and provides customers with a critical margin of safety during periods of industry change and uncertain conditions.  When negative developments occur, the reaction of rating agencies in downgrading a company can be dramatic and swift.  Due to the lack of a timely power cost recovery mechanism and the Company's current eroding financial position, S&P has twice downgraded the Company's credit ratings and Moody's has placed the Company's ratings under review for possible downgrade.  The Company now faces the real risk of falling below the precipice of investment grade, and thereby risking its access to capital markets.  As it stands today, PSE is one notch away from losing its investment-grade status and becoming "junk."
                  The Company's proposed rate structures provide, among other things, essential recovery of power costs.  As stated in the testimony of Howard L. Hiller:

                  My primary conclusion is that establishing a mechanism for ensuring the full and timely recovery of PSE's ongoing power costs is essential to restoring the
                  Company's financial integrity.  I believe that the recent changes in the wholesale power markets and the resulting power cost volatility have been of sufficient severity that this type of mechanism is required. Over the past several months, the credit rating agencies and financial markets have exhibited significant concern about PSE's deteriorating financial condition.
                  Absent a mechanism that provides a framework for recovery of power costs,
                  PSE's cost of debt will be significantly above that of comparably-rated investment-grade utilities, and PSE runs the further significant risk of being denied access to capital as the Company's risk profile deteriorates.  Such a regulatory mechanism is also needed to send a strong signal to the financial markets that the Commission is aware of the financial challenges facing utilities in Washington State and is willing to address these challenges through a balanced approach to cost recovery.
         (Testimony of Howard Hiller, page 2.)

                  Further, in order to restore the Company's financial integrity, PSE is requesting a capital structure that builds equity, thereby restoring the appropriate balance of safety and economy.  Under the Company's proposal, the Company will achieve its proposed capital structure by the end of the rate year by issuing equity and proforming into its capital structure an adjustment to equity of $160.7 million, which is made in lieu of an attrition allowance to revenue requirements.  This adjustment accounts for the financial impact of extraordinary circumstances attributable to volatility in the wholesale energy supply markets, which has been eroding substantial equity from the Company.

Q:       What credit rating is generally maintained by other entities in the region with governmental or public service obligations?
A:       The State of Washington and the majority of publicly owned utilities in the region maintain "A"
         or better credit ratings.  The State of Washington taxes residents at levels that enables it to maintain a credit rating substantially higher than what the Company is requesting in this proceeding.  The general obligation bonds issued by Washington State are rated as follows:

                                   S&P RATING        AA+
                                   MOODY'S RATING    AA1

                  The major PUDs and municipal utilities located in Washington State with publicly traded bonds are also allowed rates and capitalization that support credit ratings at or above what the Company is requesting.  Below is a list of S&P's credit ratings for these entities.

                                  Seattle City Light               A+
                                  Tacoma City Light                A+/stable
                                  Snohomish County PUD             A+/stable
                                  Douglas County PUD               AA-/stable
                                  Franklin County PUD              A-/stable
                                  Pacific County PUD               A-/stable

Q:       What cost of equity is the Company proposing?
A:       Dr. Hadaway has used several different methods to determine the appropriate cost of equity capital for PSE.  His conclusion is that the fair cost is 13.5% if interim rate relief is not granted or 11.5% if interim rate relief is granted.
                  In addition to Dr. Hadaway's recommended 13.5% cost of equity, we have included a
         50-basis point incentive adjustment for PSE's excellent operating performance consistent with the standard established for such adjustments in WUTC v. Avista Corp., Docket Nos. UE-991606,
         UE-991607 (Sept. 29, 2000).  Such an incentive adjustment is appropriate upon a showing of truly extraordinary circumstances.  The foundation for this adjustment is PSE's success on an absolute and comparative basis in achieving significant efficiencies and cost savings and increasing service quality.  These achievements are summarized briefly below and in detail in the testimony of John Shearman, Susan McLain and Penny Gullekson.  This adjustment is calculated on page 15 in Exhibit DEG-4C.
                  The Company's 50 basis point adjustment to the cost of equity reflects a sharing of those extraordinary savings between the Company and its customers and is within the range of equity returns described by Dr. Hadaway.  Such an adjustment provides a going-forward incentive for continued efficiency and innovation, benefiting customers.  Conversely, lack of such incentives encourages mediocrity.

                                           VI. CUSTOMER SERVICE

Q:       How do the Company's delivery costs compare to other utilities?
A:       PSE is committed to being "the best distribution company."  For PSE, being the best distribution company means providing the highest quality services at the lowest cost.  As described in the testimony of John M. Shearman, PSE's gas and electric delivery costs are among the lowest in the industry.  PSE has achieved such cost savings while consistently delivering a high level of service to its customers.

Q:       How do PSE's delivery cost savings compare to predictions of savings associated with the merger?
A:       At the time of the merger, PSE estimated that it would achieve $370 million in merger synergy savings over ten years.  PSE is ahead of schedule to capture that savings, having already achieved $156 million in savings over the last 3 years.  PSE's rapid progress in capturing merger savings has resulted in test year costs for this rate case being well below the level that the Company would have presented if we had not been successful in achieving merger savings so quickly and will result in significant additional savings in the future.

Q:       Is the level of such savings exceptional?
A:       Yes.  As Mr. Shearman describes, the average projected synergy savings which other utilities projected to be attained in their utility mergers is 8.4% of the combined O&M cost at the time of the merger.  The actual savings that has been realized by companies merging operations during the same time frame is 1.2%.  In contrast, PSE has achieved a savings of 19.5% in 3 years against a target of 4.2%.  This is an outstanding result on both an absolute and comparative basis.

Q:       How did combining the gas and electric companies produce cost savings and service quality improvements for customers?
A:       The merger provided an opportunity for Company management to put in place company-wide goals and objectives and then gauge overall progress in achieving them against measurable, objective standards, all as Sue McLain describes in her testimony.  These goals and objectives were designed to accomplish our overall purpose of becoming "the best distribution company"
         anywhere.  "Best distribution company" meant to us "lowest cost" and "highest quality service"
         so these were the two principal areas where we placed our emphasis.
                  Initially, our challenge was to extract the economies of scale resulting from combining gas and electric operations.  In that regard, we did much better than others who were combining gas and electric companies around the same time.  But we quickly realized that the systems we needed to put in place in order to extract these economies could be designed to produce whole new, higher levels of customer service.  Specifically, automated meter reading, a highly scalable customer information system and integrated business systems could be used not only to reduce distribution system costs but could also be used to give customers the information they need so that they can make the right decisions to use energy most efficiently and at the lowest costs.  This demand management through informed customer choice benefits all of our customers because it lowers our total costs.
         The overall end result we have achieved with the merger has been terrific for customers. Today, we run one of the lowest cost energy distribution operations in the country and provide a very high level of customer service which will go even higher when the Commission approves the new service offerings in this rate filing which will give customers the information and pricing so that they can choose to use energy in the way that is most convenient and cost-effective for them.  Our pilot program for such customer choice has won praise from those to whom it has so far been made available.  Certainly part of the reason for this customer approval has been timing.  Because of the price excursions in the fuel and wholesale markets over the last several years, customers now see very clearly the value of making buying decisions based on the real time costs of energy.  For the same reason, the public policy imperatives, as enunciated by those who make public policy regarding energy, are overwhelming today for real time pricing at the end user level and for the technology necessary to accomplish it.

Q:       Please give some specific examples of what PSE did to obtain cost savings?
A:       PSE has also kept its costs low through measures directly impacting efficiencies.  For example, we centralized administrative functions, which eliminated duplicative positions and reduced office space requirements and other administrative overhead.  We have successfully implemented full-time employee ("FTE") reductions by combining the two prior companies into a synergistic whole, rather than simply running gas and electric as two separate internal divisions, and by employing efficient practices in our approach to work processes, including the outsourcing of some administrative work.  PSE has also strategically outsourced distribution operations work.
         A number of delivery operations facilities were eliminated, including division headquarters, service centers, operating bases and warehouses.
                  PSE combined the pre-merger gas and electric planning processes into a single, energy-neutral planning and decision-making process that utilizes system data and engineering modeling tools to identify potential areas of system weakness and to evaluate multiple solutions from an engineering and financial standpoint.  PSE's planning processes help optimize the utilization of our system so that it is neither over-built nor undersized, keeping gas and electricity flowing to our customers in a cost-effective manner.

Q:       While achieving these savings, has the Company improved the quality of service that it provides to its customers?
A:       Yes.  PSE has consistently met the Service Quality Indices ("SQIs") established at the time of the merger and has gone beyond the SQIs to provide increased service convenience and reliability to its customers.

Q:       What are some of the things PSE has done to improve customer service?
A:       Immediately prior to the merger effective date, PSE conducted extensive cross-training of gas and electric systems, policies, and practices.  PSE increased training and implemented a mentor program, provided increased supervision for off-core-hour staff, and initiated regular leadership team meetings.  The Company increased call center service availability to
         24-hours-a-day and 7-days-a-week, and implemented "next generation" integrated technologies, which provide customers the ability to obtain information or contact the Company through a variety of means, including fax, e-mail and internet.  PSE also implemented technologies that route customer calls to appropriate customer service representatives and permit the representatives to quickly assist customers.  PSE developed and implemented a highly flexible
         Customer Information System that integrates, for both gas and electric customers, extensive information about customer usage, communications, billing, meter reading, payment arrangements, and service orders, as well as information about accounts receivable.

Q:       What are some of the things PSE has done to improve system reliability?
A:       PSE has undertaken several initiatives to improve reliability of our electric system, including adding the TreeWatch program, implementing an animal protection program, planning the routing of high pressure gas mains to accommodate future distributed generation technologies, and implementing a silicon injection technique as part of our underground cable remediation program.  PSE is also working toward condition-based maintenance, rather than schedule-based maintenance, in our substation facilities.
                  With respect to the gas system, PSE has ongoing programs dedicated toward improving gas system safety through eliminating gas leaks, cathodically protecting the system through our critical bond program, and developing a bare steel replacement program.

Q:       What is PSE's PEM program?
A:       The PEM Program provides customers the knowledge to better understand and control how and when they use electricity in their home or business, the ability to help the environment by using electricity more wisely and efficiently, and the opportunity to save money by using electricity when overall daily demand for power--and the price of that power--is low.
                  The Company began to implement PEM features in November 2000 through a time-of-day pilot program.  Since that time, approximately 300,000 residential customers and 20,000 business customers have been billed based on whether they are using power at on-peak or off-peak times.  Approximately 80,000 additional customers have been receiving information about time-of-day trends and their own personal usage profile for the month, but their bill is determined by their pre-existing rate.  In addition, the PSE Web site provides customers with a variety of information about their energy usage and tools to assist in planning their energy usage.

Q:       How have customers responded to PEM?
A:       Customers have been overwhelmingly positive about the program.  In a survey of customers involved in the time-of-day pilot program, customers indicated that they understand how the program works and understand their bill information.  Over 90% have taken actions to alter their energy use, including shifting energy use to off-peak periods and reducing use.
         Approximately 85% are satisfied with the program and nearly all would recommend it to others.
         Although customers have been given the option to "opt off" the pilot program, less than 1% have chosen to do so, and many customers have requested to be returned to the program or to be added to the program if the pilot is opened for additional participants.

Q:       What are the benefits of the PEM program?
A:       The Company is proposing to expand the PEM time-of-day pilot program into a comprehensive real time pricing program that will include the option of a daily variable rate that fluctuates based on market prices and other variable power costs, which will be implemented through a power cost adjuster or a fixed rate that will not vary from day to day during the year but that will be adjusted annually and will include the cost of locking in the price in advance.  PEM's real time pricing program will permit customers to take control of their energy usage and to participate in helping to keep their power costs, and therefore rates, lower.  PSE has determined that the estimated net present value of benefits (net of costs) for a ten year period beginning in the rate year will be positive under most assumptions and has the potential to produce significant benefits, as described in the testimony of Penny Gullekson.
                  In addition, the PEM real time pricing program has the potential to provide significant regional power supply, capacity and environmental benefits, as summarized above and described in detail in the testimony of Eric Hirst and Peter Fox-Penner.

                                             VII. THE FUTURE

Q:       What is PSE's strategy for the future?
A:       As described above, we are dedicated to being the "best distribution company" anywhere.  This has been, and continues to be, our focus since the merger.

Q:       How will PSE achieve this vision?
A:       PSE has laid the foundation, with the customer service initiatives discussed above, and with the other initiatives that have reduced cost and improved service reliability.  To achieve this view of the future, PSE must have adequate financial strength.  This includes timely recovery of costs.  It means a rate structure that protects the Company from financial harm it faces, on a daily basis, from the wholesale energy markets.  It means investor confidence, and access to capital markets as an "A" rated utility.  It means a strong capital structure and an actual return on equity that meets investor requirements.  These are the elements PSE needs to be the
         "best distribution company" and to enable it to continue to give its customers the highest quality service at the lowest price.

Q:       Does this conclude your testimony?
A:       Yes, it does.